Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies to Exhibit its PB3 Commercial PowerBuoy at Offshore Technology Conference in Houston TX

PENNINGTON, N.J., April 4, 2017 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) announced today that it will be attending one of the largest offshore ocean technology events in the world: The Offshore Technology Conference (OTC) to be held in Houston, TX from May 1st through May 5th, 2017 where it will also exhibit its PB3 commercial PowerBuoy product.

OPT’s PB3 is a reliable and persistent integrated power and communication platform for remote offshore applications such as advanced multi-functional sensors, modular chemical injection systems for subsea operations, and docking stations for subsea drones.  End-users can apply the PB3 to a suite of mission critical payloads while extending their range of operation, lowering their operational costs, and enabling real-time data transfer and decision making. OPT’s markets of interest include: oil and gas, defense and security, ocean observing, and communications.

George Kirby, President and Chief Executive Officer stated: “OTC is a great venue for us to showcase our PowerBuoy and give customers and end-users the opportunity to see and touch a full scale PB3. We will have a team of technical and commercial experts who are eager to discuss in detail the great capabilities of this innovative and uniquely enabling product.”

OPT’s booth number will be booth # 11144, which is conveniently located outside of the main conference entrance. The company is planning a press conference on May 2nd,where it will discuss its PB3 product, including its capabilities and applications in oil and gas and other important target markets. The press conference will be held at the press conference room, which is located next door to the press lounge in Room 406-407, NRG Center, level 2.

Mr. Kirby continued, “We are excited and proud to exhibit our ocean qualified commercial PB3 PowerBuoy at OTC 2017. We look forward to this great event and welcome all to come meet us and learn more about our PB3 PowerBuoy!”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy® technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Matthew T. Shafer

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461